Exhibit 99


                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                              FOR IMMEDIATE RELEASE

             First Shares Bancorp, Inc. Reports 3rd Quarter Results

November 10, 2003, Greenwood, Indiana--First Shares Bancorp, Inc. (NASDAQ SmallCapSM market symbol--FBGI), the holding company of First Bank, announced today a net loss for the three months ended September 30, 2003 of $631,000 or $0.23 for basic earnings per share. This compared to net income for the same period in 2002 of $213,000, or $0.13 for basic earnings per share. During the third quarter of 2003, a specific provision of $885,000 was recorded for one commercial loan we placed on non-accrual status. This specific provision resulted in an after tax reduction to earnings per share of $.33. Although the loan was current at the time, we became aware that our secured position was suspect when equipment could not be located and the minority owner of the corporation mysteriously disappeared in a purported boating accident. Due to various uncertainties and our inability to determine at this time the likelihood of recovery, the company has established the provision at the high end of the estimated range of loss on the loan. We are currently negotiating a settlement with the majority owner of the corporation for a portion of the outstanding loan balance. We also intend to pursue claims for the balance of the loan against our bonding company and under an interest in a life insurance policy on the minority owner that was assigned to us in connection with the loan. Net income year-to-date for 2003 totaled $189,000 or $0.12 for basic earnings per share compared to $1.1 million or $0.67 for basic earnings per share for the first three quarters of 2002.

Interest income for the three months ended September 30, 2003 was $2.5 million compared to $2.4 million for the same period in 2002, or a 3.6% increase. Net interest income was $1.6 million for the three months ending September 30, 2003 compared to $1.4 million for a 12.7% increase over September 30, 2002. In addition non-interest income was $545,000 for the third quarter of 2003 compared to $492,000 for the same period in 2002 for an increase of 10.8%. This increase was due largely to gains on the sale of mortgage loans. The company experienced an increase in non-interest expense in the area of salaries and benefits. Non-interest expenses rose from $1.5 million for the third quarter of 2002 to $1.8 million for the same period in 2003.

Jerry Engle, the company's president and chief executive officer, said, "We regret the unfortunate loan issue that occurred at the end of the third quarter and believe that it is an isolated issue. We will negotiate the best possible settlement for the company and our shareholders. We are pleased with the progress year-to-date considering the state of the economy. Our net interest margin continues to be strained; however, it appears that it is starting to stabilize at the current level. If we are able to continue our balance sheet growth and maintain our margin, earnings should continue to improve."

Assets totaled $181.2 million at September 30, 2003, compared to $155.3 million at Dec. 31, 2002, an increase of 16.6% year to date. Gross loans excluding loans held for sale totaled $130.0 million at September 30, 2003, an increase from December 31, 2002 of $18.2 million or 16.3%. Deposits totaled $150.5 million at September 30, 2003, an increase from December 31, 2002 of $27.4 million or 22.3%. Non-performing loans increased to $1.7 million at September 30, 2003 from $255,000 at December 31, 2002. The majority of the increase is due to the loan discussed above. Non-performing loans were 1.27% of total loans at September 30, 2003 compared with 0.22% at December 31, 2002. The allowance for loan losses was 1.83% of total loans at September 30, 2003 compared with 1.18% of total loans at December 31, 2002. Compared to the first nine months of 2002, net interest margin for the first nine months of 2003 narrowed to 3.94% from 4.19%.

First Shares Bancorp is a $181 million financial services company headquartered in Greenwood, Indiana, a part of the greater Indianapolis metropolitan area. The company operates from eight locations, all within a 50-mile radius of Indianapolis.

Investor Contact: Jerry R. Engle (317-882-4790) jengle@f1rstbank.com
                  Kimberly B. Kling (317-882-4790) kkling@f1rstbank.com
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Safe Harbor  Statement.  This news release contains comments that may constitute
"forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of First Shares to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Such risks include: increases in competitive pressures from other financial institutions in our markets, unexpected increases in loan losses, changes in market interest rates, unanticipated changes in our level of growth or our ability to manage the growth, changes in economic conditions in our markets, or legislative or regulatory changes.